Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2021 by and between Advent Technologies, Inc. (the “Company”) and William Hunter (the “Executive”), and is effective as of the Closing Date, as such term is defined in the Agreement and Plan of Merger by and among AMCI Acquisition Corp. (“Parent”), AMCI Merger Sub Corp., the Company and the other parties thereto, dated as of October 12, 2020 (as it may be amended, the “Merger Agreement”).  In the event that the Closing (as such term is defined in the Merger Agreement) does not occur, including without limitation due to the termination of the Merger Agreement, this Agreement will be void and of no force or effect.

WHEREAS, the Executive possesses certain experience and expertise that qualifies him to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive and the Executive wishes to accept such continued employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.          Position and Duties.

(a)          Effective as of the Closing Date, the Executive will be employed by the Company, on a full-time basis, as its President and Chief Financial Officer.

(b)          The Executive’s duties, authorities, and responsibilities shall be those typical of a President and Chief Financial Officer of a company with the size and scope of the Company.  The Executive shall report directly to the Chief Executive Officer of the Company, in the same manner and at the same level of authority as other members of senior management.  The Executive agrees that, while employed by the Company, he will devote his reasonable best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and its Affiliates and to the discharge of his duties and responsibilities for them.  Notwithstanding the foregoing, the Executive may (i) serve on the managing boards of for-profit or not-for-profit entities with the prior approval of the Board of Directors of Parent (including any committees thereof (subject to Nasdaq requirements), the “Board”), including those set forth on Exhibit A hereto, (ii) participate in charitable, community, trade, or industry groups and activities and, (iii) engage in personal investment activities, in each case to the extent such activities, individually or in the aggregate, do not materially interfere with the performance of the Executive’s duties under this Agreement, create a conflict of interest, or violate any provision of Section 3 of this Agreement.

(c)          The Executive agrees that, while employed by the Company, he will comply in all material respects with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

2.          Compensation and Benefits.  During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a)          Base Salary.   The Company will pay the Executive a base salary at the rate of $475,000 (Four Hundred and Seventy-Five Thousand Dollars) per year, payable in monthly installments in accordance with the regular payroll practices of the Company and subject to increase (but not decrease) following an annual review from time to time by the Board in its discretion (as adjusted, from time to time, the “Base Salary”).

(b)          Bonus Compensation.  For each fiscal year completed during the Executive’s employment under this Agreement, beginning with fiscal year 2021, the Executive will be eligible to earn an annual bonus.  The Executive’s target bonus will be 125% (one hundred and twenty-five percent) of the Base Salary (the “Target Bonus”), with the actual amount of any such bonus to be determined by the Board in its discretion, based on the Executive’s performance and the Company’s performance against goals established by the Board in consultation with the Executive at or near the outset of the fiscal year.  In order to receive any annual bonus hereunder, the Executive must be employed through last day of the fiscal year to which such bonus relates, except as provided in Sections 5(b) and 5(c) below.  Any bonus earned will be payable not later than two and one-half (2.5) months following the close of the fiscal year to which such bonus relates.

(c)          Participation in Employee Benefit Plans.  The Executive will be entitled to participate in all employee benefit plans from time to time in effect for senior executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan).  The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(d)          Vacations.  The Executive will be entitled to accrue twenty-five (25) days of vacation per year, in addition to holidays observed by the Company.  Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.  Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(e)          Business Expenses.  The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time.  The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(f)          One-Time Signing Bonus.  The Company will provide the Executive with a one-time signing bonus in the amount of $400,000, paid in two equal installments, with the first such installment to be paid on the Company’s next regular payday following the Closing Date, and the second such installment to be paid on the Company’s next regular payday following the first (1st) anniversary of the Closing Date, provided that the Executive continues to be employed by the Company on the relevant payment date.

3.          Confidential Information and Restricted Activities.

(a)          Confidential Information.  During the course of the Executive’s employment with the Company, the Executive has learned and will continue to learn of Confidential Information, and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates.  The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates; provided, however, that the provisions of this Section 3(a) will not prohibit (A) disclosure to the Executive’s legal or financial advisors to the extent reasonably required in connection with their services to the Executive, provided such advisers agree not to further disclose such information; (B) retention of any documents relating to the Executive’s compensation, benefits or ongoing obligations to the Company or any of its Affiliates and any information reasonably required for tax preparation purposes; or (C) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated by the Merger Agreement.  The Executive agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination.  For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(b)          Protection of Documents.  All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company.  The Executive agrees to safeguard all Documents and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control.  The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)          Assignment of Rights to Intellectual Property.  The Executive shall promptly and fully disclose all Intellectual Property to the Company.  The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property.  The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  The Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations but will be entitled to reimbursement for reasonably expenses incurred or paid by the Executive in connection with the same.  All copyrightable Intellectual Property that the Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(d)          Restricted Activities.  The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates.  Therefore, in consideration of the SPAC Award (as defined below), the Non-Competition Payments (as defined below), the Executive’s continued employment with the Company, and the Executive being granted access to the trade secrets, other Confidential Information and good will of the Company and its Affiliates, the Executive agrees as follows:

(i)          Non-Competition.  While the Executive is employed by the Company and during the twelve (12)-month period immediately following termination of employment, (in the aggregate, the “Non-Competition Period”), the Executive will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any capacity similar or related to the capacity in which the Executive has been employed by the Company, engage in or compete with, or undertake any planning to engage in or compete with, any business conducted or in active planning to be conducted by the Company or any of its Affiliates at any time during the Executive’s employment with the Company or, with respect to the portion of the Non-Competition Period that follows termination of the Executive’s employment, at the time of such termination, in the Restricted Area (as defined below).

(ii)          Business Partner Non-Solicitation.  While the Executive is employed by the Company and during the eighteen (18)-month period immediately following termination of employment, regardless of the reason therefor (in the aggregate, the “Non-Solicitation Period”), the Executive will not, directly or indirectly, (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them or (b) seek to persuade any such customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier, or other business partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such business partner or prospective business partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a business partner of the Company or any of its Affiliates at any time within the twelve (12)-month period immediately preceding the activity restricted by this Section 3(d)(ii) or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within such twelve (12)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or any of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in his solicitation of such Person.

(iii)          Employee Non-Solicitation.  During the Non-Solicitation Period, the Executive will not, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them.  For the purposes of this Section 3(d)(iii), an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time during the twelve (12)-month period immediately preceding the activity restricted by this Section 3(d)(iii).  Notwithstanding the foregoing, nothing contained herein shall prohibit or restrict Executive from (1) engaging in any general solicitation not targeted at any employee of the Company or any of its Affiliates, including non-directed executive searches or placing general advertisements for employees in newspapers or other media of general circulation, or (2) hiring such Persons who have not been employees of the Company or any of its Affiliates for at least six (6) months prior to the time of hiring.

(e)          In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 3.  The Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  The Executive further agrees that, were the Executive to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable.  The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any such covenants, without having to post bond.  The Executive further agrees that the Non-Competition Period and the Non-Solicitation Period, as applicable, shall be tolled and shall not run, during the period of any breach by the Executive of any of the covenants contained in Section 3(d)(i), 3(d)(ii) or 3(d)(iii) above.  The Executive and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3.  No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 3.

4.          Termination of Employment.   The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)          By the Company For Cause.  The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause following a formal vote of the Board carrying at least a three-quarters (3/4) majority.  For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:  (i) the Executive’s material failure to perform (other than by reason of disability), or gross negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates, which material failure or gross negligence, if capable of cure, is not cured by the Executive within thirty (30) days following the Board’s notice to the Executive of such material failure or gross negligence; (ii) the Executive’s material breach of any provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its Affiliates, which material breach, if capable of cure, is not cured by the Executive within thirty (30) days following the Board’s notice to the Executive of such material breach; (iii) the Executive’s indictment for, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other willful misconduct by the Executive with respect to his duties and responsibilities to the Company or any of its Affiliates that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates.

(b)          By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c)          By the Executive for Good Reason.  The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within sixty (60) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than sixty (60) days after the expiration of such cure period.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:  (A) a reduction in the Executive’s Base Salary or Target Bonus opportunity; (B) a material diminution in the Executive’s authority, duties or responsibilities; (C) a relocation of the Executive’s principal office by more than thirty (30) miles; or (D) a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company.

(d)          By the Executive Without Good Reason.  The Executive may terminate his employment without Good Reason at any time upon sixty (60) days’ notice to the Company.  The Board may elect to waive such notice period or any portion thereof but, in  such event, will pay to the Executive the Base Salary for the period so waived.

(e)          Death and Disability.  The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment.  The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of one hundred and eighty (180) days during any period of three hundred sixty-five (365) consecutive days.  If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue.

5.          Other Matters Related to Termination.

(a)          Final Compensation.  In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive or his estate as the case may be (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date his employment terminates; (iii) any earned but unpaid annual bonus for the year prior to the year in which his employment terminates (which shall be paid at the same time that annual bonuses for such year are paid to similarly-situated active employees of the Company); and (iv) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such business expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”).  Except as otherwise provided in Section 5(a)(iii) or 5(a)(iv), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b)          Severance Payments.  In the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, except as provided in Section 5(c) below, the Executive will be eligible to receive the following severance benefits:

(i)          The Company will pay the Executive, in addition to Final Compensation, an aggregate amount equal to two (2) times the Base Salary plus the Target Bonus, payable in substantially equal installments over the period of twelve (12) months following the date of termination; and

(ii)          Subject to the Executive’s timely election of continuation coverage under the Company’s group medical, dental, or vision plans pursuant to the federal law known as “COBRA” or similar state law, the Company will pay the Executive a cash amount equal (after all applicable taxes are paid) to the monthly premium cost of such coverage for the Executive (and his dependents, if applicable) until the earlier of (A) the date that is twelve (12) months from the date the Executive’s employment terminates or (B) the date that the Executive (and his dependents, if applicable) are no longer eligible to continue such coverage under COBRA.

(c)          Severance Payments Upon a Change of Control.  In the event of any termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above within (x) 12 months following a Change of Control or (y) within the sixty (60) day period prior to the date of a Change of Control where the Change in Control was under consideration at the time of the Executive’s termination, the Executive will be eligible to receive the following severance benefits in lieu of any severance benefits of any kind under Section 5(b):

(i)          The Company will pay the Executive, in addition to Final Compensation, an aggregate amount equal to three (3) times the Base Salary plus the Target Bonus, payable in substantially equal installments over the period of twelve (12) months following the date of termination; and

(ii)          Subject to the Executive’s timely election of continuation coverage under the Company’s group medical, dental, or vision plans pursuant to the federal law known as “COBRA” or similar state law, the Company will pay the Executive a cash amount equal (after all applicable taxes are paid) to the monthly premium cost of such coverage for the Executive (and his dependents, if applicable) until the earlier of (A) the date that is eighteen (18) months from the date the Executive’s employment terminates or (B) the date that the Executive (and his dependents, if applicable) are no longer eligible to continue such coverage under COBRA (subclauses (i) – (ii) of Section 5(b) or 5(c), as applicable, the “Severance Payments”).

(d)          Conditions To And Timing Of Severance Payments.  Any obligation of the Company to provide the Executive the Severance Payments is conditioned on his signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”).  The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates.  Any Severance Payments to which the Executive is entitled will be payable in the form of salary continuation in accordance with the normal payroll practices of the Company.  The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination.

(e)          Treatment of SPAC Award Upon Certain Qualifying Terminations of Employment or Change of Control.

(i)          If the Executive’s employment is terminated pursuant to Section 4(b) or Section 4(c) either (x) within 12 months following a Change of Control or (y) within the sixty (60) day period prior to the date of a Change of Control where the Change in Control was under consideration at the time of Executive’s termination, (A) the Executive shall become fully vested and exercisable in the award of stock option and restricted stock units issued by Purchaser (as defined in the Merger Agreement) to the Executive pursuant to the terms of the Incentive Plan and an equity award agreement at or promptly following the Closing (such award, the “SPAC Award”) and (B) any outstanding award of stock options issued pursuant to the SPAC Award will remain exercisable until the earlier of (x) a period of one year following Executive’s termination date or (y) the original term of such award.  The accelerated vesting contemplated herein is conditioned upon Executive’s timely execution and non-revocation of the Separation Agreement, as contemplated pursuant to Section 5(d).

(ii)          If, as of the date of a Change of Control the acquirer does not agree to assume or substitute for equivalent stock options any options held by Executive issued pursuant to the SPAC Award, such stock options shall become fully vested and exercisable as of the date of the Change in Control.

(f)          Benefits Termination.  Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(g)          Survival.  Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under Section 3 of this Agreement.  The obligation of the Company to make payments or provide benefits to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance in all material respects of his obligations under Section 3 of this Agreement.   Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6.          Timing of Payments and Section 409A.

(a)          Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code (“Section 409A”).

(b)          For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)          Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)          In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.          Section 280G Modified Cutback. Notwithstanding any other provision of this Agreement, if any payment distribution or provision of a benefit by the Company or its Affiliates to or for the benefit of the Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), (a) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”) and (b) the net after-tax amount of such Payments, after the Executive has paid all taxes due thereon (including, without limitation, the Excise Tax), would be less than the net after-tax amount of all such Payments otherwise due to the Executive in the aggregate if such Payments were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to the Executive shall be reduced to an amount that will equal 2.99 times the Executive’s base amount. To the extent any Payments are required to be so reduced, the Payments due to the Executive shall be reduced in the following order, unless otherwise agreed and such agreement is in compliance with Section 409A: (i) Payments that are payable in cash, with amounts that are payable last reduced first; (ii) Payments due in respect of any equity or equity derivatives included at their full value under Section 280G of the Code (rather than their accelerated value); (iii) Payments due in respect of any equity or equity derivatives valued at accelerated value under Section 280G of the Code, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1 280G-I, Q&A 24); and (iv) all other non-cash benefits. The determination of any reduction in Payments in accordance with this Section 7 shall be made by the Company’s independent public accountants or another firm designated by the Company.

8.          Definitions.  For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Change of Control” has the meaning ascribed to such term in the Incentive Plan (as defined in the Merger Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed.  Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Restricted Area” means (i) any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business during the Executive’s employment or, with respect to the portion of the Non-Competition Period that follows the termination of the Executive’s employment, at the time the Executive’s employment terminates, or (ii) within fifteen (15) miles of any location where the Company or any of its Affiliates has one or more clients or customers during the Executive’s employment, or, with respect to the portion of the Non-Competition Period that follows the termination of the Executive’s employment, at the time the Executive’s employment terminates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

9.          Conflicting Agreements. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement.  The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

10.          Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

11.          Assignment.  Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

12.          Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.          Miscellaneous.  This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment; provided, however that this Agreement shall not supersede any prior assignment of intellectual property to the Company or any of its Affiliates.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This is a Connecticut contract and shall be governed and construed in accordance with the laws of the State of Connecticut, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. The parties agree to submit to the exclusive jurisdiction of the Connecticut State or Federal Courts in connection with any dispute arising under this Agreement, and agree that any such dispute shall be brought and maintained solely in such courts.

14.          Notices.  Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

Advent Technologies, Inc.

/s/ William Hunter
	By:	/s/ Vasilis Gregoriou
William Hunter		Name: Vasilis Gregoriou
Title: Chief Executive Officer

EXHIBIT A

BOARD APPROVED AFFILIATIONS

Member of the Board of Directors of American Battery Metals Corporation

Member of the Board of Directors of Ridley Terminals Inc.